EXHIBIT 18.1

August 9, 2018

Ladies and Gentlemen:

Note 2 of Notes to Condensed Consolidated Financial Statements of Pioneer Natural Resources Company included in its Form 10-Q for the quarter ended June 30, 2018 describes a change in the method of accounting for materials and supplies inventory from first-in first-out to weighted average cost. There are no authoritative criteria for determining a “preferable” method for accounting for materials and supplies inventory based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2017, and therefore we do not express any opinion on any financial statements of Pioneer Natural Resources Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Dallas, Texas